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SCHMITT INDUSTRIES, INC.

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October 31, 2019

TO OUR STAKEHOLDERS

The last twelve months were transformational for Schmitt. I am proud of the team and the impact of their hard work can be seen in our first quarter fiscal 2020 results.

Schmitt Team

The greatest challenge in any turnaround situation is to identify the right team. Schmitt was fortunate to have the right people in several key management positions when Andy Hines and I joined Schmitt’s Board of Directors (the “Board”) last year. My job as Executive Chairman was simple: elevate these key people, aid them in their efforts, and then steward progress with goals, guidance, and support.

Donna Witkowski, the President of our core SBS business line, drove the change to a performance-oriented culture, and Kelvin Woltring (Head of SBS Global Sales), Patrick Handran (Director of Operations), Tim Wood (European Director and Head of SBS Europe Sales), and our most recent addition, Chyle Edic (Engineering Manager), have implemented and accelerated needed changes in their respective divisions.

Turnaround Efforts

Schmitt’s turnaround began with our Board’s announcement of the Schmitt Reorganization Plan in November 2018. The Schmitt Reorganization Plan called for a new management team, renewed focus on the Schmitt Dynamic Balance System business line (“SBS”), and the evaluation of non-core assets.

Our team identified several key improvement projects, including but not limited to supply chain analysis, inventory management, product pricing, engineering project management, internal and external sales force commission structures, supplier contracts, and expense management.

While we have accomplished a great deal, there is much work to do, however our first quarter fiscal 2020 (‘1Q2020”) results highlight our progress to date:

•	Increased Gross Margins: Favorable product mix, supply chain improvements, and price adjustments drove an 8% improvement in gross margins from 1Q2019 to 1Q2020.

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Reduced Operating Expenses: Operating expenses, adjusted for non-recurring expenses, decreased ~$58,000 from 1Q2019 to 1Q2020 despite increased and more focused investments in the business, including hiring an engineering manager and other human capital investments.

•	Improved Working Capital: Refined procurement and management practices significantly enhanced the Company’s working capital position:

•	Reduced Inventory: Inventory decreased ~$518,000 or ~8% from 1Q2019 to 1Q2020, even after controlling for the effects of inventory write-downs and reserve increases.

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Improved AR: Accounts receivable past due decreased over ~$150,000 year-over-year from 1Q2019 to 1Q2020 as we have worked to align key distributor’s payment terms. This alignment has allowed us to also increase credit terms and revenue turns.

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Improved AP: Accounts payable decreased ~$503,000 from 1Q2019 to 1Q2020 and days payables outstanding (“DPO”) decreased from 45 to 22 over the same period. Over the year, Schmitt paid down aged payables while accelerating payments to suppliers to capture supplier discounts. These practices have improved relationships with suppliers while also saving Schmitt money in late fees and finance charges.

•	Increased Cash Position: Improved margins and working capital management allowed Schmitt to build ~$423,000 in cash while strengthening its balance sheet over the past two quarters.

The above results are only the first fruits from our turnaround and the business can expect further improvements in the future.

Transformation – SBS Transaction

On October 10, 2019, two days after our 1Q2020 positive earning’s release, we announced that we had entered into an agreement to sell SBS to Tosei Engineering Corporation (“Tosei”) for $10.5 million, and to lease our 28th Street manufacturing building to Tosei for 10 years. Tosei is a subsidiary of Tokyo Seimitsu Co. Ltd., a publicly-traded Japanese company with revenues exceeding USD $800m.

Given our financial results and the runway for continued operational improvements, stakeholders might wonder why we agreed to sell SBS. The answer is simple: SBS is a cyclical business with long sales cycles and high fixed operating expenses.

One goal in stewarding the turnaround was to identify ways to reduce operating expenses. Although we have had some success in reducing these expenses, and they are indeed more focused and efficient, we have also identified the need for further resources for the SBS business line.

A successful turnaround of SBS will require additional investments in personnel and research. To overcome this operating expense and investment hurdle you must increase sales. While SBS has significant long-term sales growth potential, sales are concentrated in the highly cyclical automotive and industrial industries, and the sales cycle for key original equipment manufacturers can be many years.

Schmitt’s Board and I believe the risk – to Schmitt’s employees, business partners, and shareholders – of growing SBS as part of Schmitt outweighs the reward. Should a severe recession hit the global economy in the next few years, SBS would almost certainly consume cash (as it did during the global financial crisis), potentially forcing us to abandon our turnaround, impacting staff and damaging shareholder value.

Selling SBS to Tosei, a strategic acquirer, provides SBS with both the capital resources and scale required to execute the turnaround regardless of market conditions.

Tosei is also an enthusiastic and committed partner. The 10-year lease of our main Portland manufacturing facility and their support to our UK office and European footprint is a testament to their commitment to both our employees and our customers.

The sale to Tosei creates a stable and successful SBS and is the best possible outcome for the entire SBS ecosystem, including shareholders, suppliers, customers, and employees.

To summarize, I am excited for the Tosei partnership because:

1.	Tosei is committed to SBS’ business, footprint, employees and customers;
2.	Tosei has the capital resources and scale required to grow and invest in SBS, regardless of market conditions;
3.	SBS balancers and Tosei gauges form a complete product suite, creating sales opportunities that neither company could achieve independently; and
4.	Tosei’s global footprint will allow SBS to better navigate potential tariffs and penetrate global markets.

Corporate Governance

Schmitt’s turnaround also focused on corporate governance. The Board has taken the following steps, some of which are still subject to shareholder approval, to improve corporate governance and better align our directors, executives and employees with shareholders and the Company’s performance:

1.

Board Refresh: The Board refreshed 3 out of 5 directors, beginning with the October 2018 appointments of Andrew Hines and myself. Steven Strom was subsequently appointed as our third independent director in June 2019;

2.	Aligned Directors: All independent directors accepted market-based equity compensation in place of cash compensation for their Board service in fiscal 2019;

3.

Performance-Based Pay: Executives are now linked to Company performance through performance-based compensation, substituting equity for cash bonus compensation and linking equity bonuses to achievement of performance goals;

4.

Minimum Share Ownership: Executives and directors are now encouraged to maintain a minimum amount of Company shares, ranging from one to three times base pay for executives and one to three times retainer fees for directors; and

5.	Declassified Board: Subject to shareholder approval, the Board will be declassified, subjecting all directors to shareholder approval each year.

Schmitt 2.0

Schmitt Industries, Inc. post-transaction (“Schmitt 2.0”) will remain a publicly-traded company consisting of two business lines, Xact Tank Monitoring Systems and Acuity Lasers, owned real estate, and cash. Management and the Board are currently working through strategic plans for Schmitt 2.0 and will discuss these plans at the December 5, 2019 annual meeting. In the meantime, management will remain focused on closing the SBS/Tosei transaction and executing on our business lines.

Concluding Thoughts

Schmitt is only as strong as its team. We will continue investing in and supporting our team through training, professional development, and growth opportunities. We will ask much of our team in the coming months and years and I’m excited for what we will accomplish together.

As we look forward, I am excited to welcome Gina Walker, Schmitt’s new Chief Financial Officer. Gina was most recently the Chief Financial Officer of TEC Equipment, a leading truck and trailer dealer with $900+ million in annual revenue, and she has a decade of experience at PwC. Gina brings a range of experience and her performance-driven mindset will serve Schmitt well. We are lucky to have her join the Schmitt team as we transition to Schmitt 2.0. Welcome, Gina.

To the entire Schmitt team, thank you for your faith and hard work this past year. We’ve come a long way in realizing our businesses’ full potential, and I’m proud of our accomplishments.

To our shareholders, thank you for your continued support and we look forward to sharing plans for Schmitt 2.0 at the December 5th annual meeting.

Sincerely,

/s/ Michael Zapata

Michael Zapata

Chief Executive Officer and Chairman of the Board

Schmitt Industries, Inc.

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